November 30, 2015

AMM Funds

P.O. Box 675203

14249 Rancho Santa Fe Farms Road

Rancho Santa Fe, CA 92067

Re: AMM Funds, File Nos. 333-135714 and 811-21927

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the AMM Funds Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 15 to the Registration Statement (the "Amendment"). We also consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine LLP

Thompson Hine LLP

mvw